 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Zoom Telephonics, Inc. of our report dated March 30, 2010 with respect to the financial statements of Zoom Telephonics, Inc. as of December 31, 2009 and for the year then ended, which appears in the Annual Report on Form 10-K of Zoom Telephonics, Inc. for the year ended December 31, 2010.

/s/ UHY LLP

Houston, Texas
March 29, 2011